EXHIBIT 99.1

Woodward Reports Fiscal 2015 Results and Fiscal 2016 Outlook

FORT COLLINS, Colo., Nov. 9, 2015 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its 2015 fiscal year and fourth quarter. All per share amounts are presented on a fully diluted basis.

Fiscal 2015 Highlights

  Net sales for fiscal 2015 were $2.04 billion, an increase of 2 percent, compared to $2.00 billion in the prior year, driven by continued strong Aerospace segment growth, partially offset by approximately $65 million of negative foreign currency exchange rate impacts in our Energy segment. On a constant currency rate basis1 when compared to the prior year, sales would have increased approximately 5 percent.
  Total EBIT1 for fiscal 2015 was $265.0 million, an increase of 6 percent, compared to $249.8 million in the prior year. Foreign currency exchange rates had a negative impact of approximately $14 million. On a constant currency basis, EBIT would have increased approximately 12 percent.
  Net income for fiscal 2015 was $181.5 million, an increase of 9 percent, compared to $165.8 million in the prior year. On a constant currency basis, net income would have been approximately $192 million, an increase of 16 percent.
  Earnings per share increased to $2.75 for 2015, an increase of 12 percent, compared to $2.45 for the prior year. On a constant currency basis, earnings per share would have been approximately $2.91, an increase of 19 percent.
  Operating cash flow2 for the fiscal year was $287.4 million, an increase of approximately $19 million from the prior year. Free cash flow1 was $0.8 million for fiscal 2015, compared to $61.0 million for fiscal 2014. Fiscal 2015 capital expenditures were $79.5 million higher than in fiscal 2014.

Fourth Quarter Highlights

  Net sales for the fiscal 2015 fourth quarter were $562.6 million, comparable with the fourth quarter of the prior year. On a constant currency basis compared to the prior year quarter, net sales would have increased 3 percent.
  EBIT was $76.0 million for the fourth quarter of 2015, a decrease of 4.5 percent, compared to $79.6 million for the fourth quarter of fiscal 2014. On a constant currency basis, EBIT would have increased 3 percent.
  Net earnings for the 2015 fourth quarter were $50.1 million, or $0.77 per share, compared to $51.7 million, or $0.77 per share in the prior year quarter. On a constant currency basis, earnings per share would have been approximately $0.84 per share, or an increase of 9 percent.

"We ended the year on a positive note, delivering financial results in line with our original full year expectation despite a challenging environment. Our fourth quarter and fiscal 2015 reflected strong sales growth in our Aerospace segment, as well as solid results in our Energy segment considering significant headwinds related to foreign exchange rates and Asian market softness," said Thomas A. Gendron, Chairman and Chief Executive Officer. "On a constant currency basis, our sales increased approximately 5 percent for the fiscal year and our earnings per share increased 19 percent, underscoring our ability to execute in a challenging market."

Segment Results

Aerospace

Aerospace segment net sales for the fourth quarter of fiscal 2015 were $335.2 million, an increase of 5 percent compared to $318.2 million for the prior year. Segment earnings for the fourth quarter of 2015 were $60.0 million, compared to $57.0 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 17.9 percent this quarter, consistent with the same quarter of the prior year.

Aerospace segment sales growth was fueled by increased production on new commercial aircraft programs and strong commercial aftermarket activity. The increase in segment earnings was driven primarily by sales volume and favorable mix, partially offset by increased manufacturing costs. Our Aerospace sales and earnings for the quarter were not significantly impacted by foreign currency exchange rate fluctuations.

For fiscal year 2015, Aerospace sales were $1.161 billion, an increase of 7 percent compared to $1.084 billion for the prior year. Segment earnings as a percent of segment net sales were 16.2 percent, compared to 14.7 percent in the prior year. Our Aerospace sales and earnings for the full year were not significantly impacted by foreign currency exchange rate fluctuations.

Energy

Energy segment net sales for the fourth quarter of fiscal 2015 were $227.4 million, compared to $247.2 million in last year's fourth quarter. On a constant currency basis, sales would have been consistent with the prior year quarter. Segment earnings for the fourth quarter of 2015 were $29.5 million, or 13.0 percent of segment sales, compared to $35.1 million for last year's fourth quarter, or 14.2 percent of segment sales. On a constant currency basis, segment earnings as a percent of sales would have been consistent with the fourth quarter of the prior year.

Energy segment sales volume for the quarter was unfavorably impacted by lower sales in Asia related to natural gas vehicles and lower overall demand in the region. This was offset by strength in wind and gas turbine markets. The decrease in segment earnings was primarily driven by the impact of foreign currency exchange rates.

For fiscal year 2015, Energy sales were $877 million, compared to $917 million in the prior year, a decrease of 4 percent. On a constant currency basis, segment sales for 2015 would have been approximately $941 million, an increase of 3 percent. Segment earnings as a percent of segment sales were 14.4 percent, compared to 14.6 percent in the prior year. On a constant currency basis, segment earnings as a percent of sales for 2015 would have been 15.1 percent.

Nonsegment

Nonsegment expenses totaled $13.5 million for the fourth quarter of fiscal 2015, compared to $12.5 million for the same quarter last year. Nonsegment expenses were 2.4 percent of consolidated net sales for the fourth quarter of 2015, compared to 2.2 percent of consolidated net sales for the same quarter of the prior year.

For fiscal year 2015, Nonsegment expenses totaled $49.4 million, compared to $43.7 million for the prior year period. Nonsegment expenses were 2.4 percent of consolidated net sales for the full year 2015, compared to 2.2 percent of consolidated net sales for the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities was $287.4 million for fiscal 2015, compared to $268.1 million for fiscal 2014, primarily the result of improved earnings. Free cash flow was $0.8 million for fiscal 2015, compared to $61.0 million for fiscal 2014. Payments for property, plant, and equipment for fiscal 2015 were $286.6 million, compared to $207.1 million for fiscal 2014.

Total debt was $852.4 million at September 30, 2015, compared to $710.0 million at September 30, 2014. The ratio of debt to debt-plus-equity was 42.5 percent at September 30, 2015, compared to 37.9 percent at September 30, 2014.

During fiscal 2015, $181.8 million was returned to shareholders in the form of repurchased shares and dividends.

The effective tax rate for fiscal 2015 was 24.7 percent, compared to 27.0 percent for fiscal 2014.

Outlook

We anticipate continued growth in Aerospace tempered by challenges in our Energy segment resulting from ongoing economic uncertainty in Asia. As a result, we expect net sales for fiscal 2016 to increase one to two percent over fiscal 2015. We expect earnings before interest and taxes to be up approximately 5 percent and earnings per share to be between $2.75 and $2.95.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 9, 2015 to provide an overview of the financial performance for the fourth quarter and fiscal year 2015, business highlights, and outlook for fiscal 2016. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1664800. An audio replay will be available by telephone from 7:30 p.m. EST on November 9, 2015 until 11:59 p.m. EST on November 23, 2015. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1664800.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.3

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as "constant currency basis". We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Operating Cash Flow: Net cash provided by operating activities.

3Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, expectations regarding our markets and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward's significant customers; global economic uncertainty and instability in the financial markets; Woodward's ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward's production needs at favorable prices or at all; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward's ability to manage additional tax expense and exposures; risks related to Woodward's U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward's subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward's continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward's common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward's operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward's charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2015, which we expect to file shortly.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2015	2014	2015	2014

Net sales	$ 562,625	$ 565,447	$ 2,038,303	$ 2,001,240
Costs and expenses:
Cost of goods sold	402,935	397,774	1,453,718	1,425,839
Selling, general, and administrative expenses	39,397	42,260	156,995	155,339
Research and development costs	36,573	37,786	134,485	138,005
Amortization of intangible assets	7,215	8,082	29,241	33,580
Interest expense	7,509	4,585	24,864	22,804
Interest income	(220)	(82)	(787)	(271)
Other (income) expense, net	489	(34)	(1,162)	(1,300)
Total costs and expenses	493,898	490,371	1,797,354	1,773,996
Earnings before income taxes	68,727	75,076	240,949	227,244
Income taxes	18,667	23,414	59,497	61,400
Net earnings	$ 50,060	$ 51,662	$ 181,452	$ 165,844

Earnings per share amounts:
Basic earnings per share	$ 0.79	$ 0.79	$ 2.81	$ 2.50
Diluted earnings per share	$ 0.77	$ 0.77	$ 2.75	$ 2.45
Weighted average common shares outstanding:
Basic	63,484	65,528	64,684	66,432
Diluted	64,732	66,979	66,056	67,776
Cash dividends per share paid to Woodward common stockholders	$ 0.10	$ 0.08	$ 0.38	$ 0.32

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
(Unaudited - in thousands)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$ 82,202	$ 115,287
Accounts receivable	322,215	346,858
Inventories	447,664	451,944
Income taxes receivable	21,838	6,574
Deferred income tax assets	29,766	40,774
Other current assets	43,791	47,207
Total current assets	947,476	1,008,644
Property, plant, and equipment – net	756,100	513,279
Goodwill	556,977	559,724
Intangible assets – net	225,138	254,772
Deferred income tax assets	9,388	6,292
Other assets	44,886	54,491
Total assets	$ 2,539,965	$ 2,397,202

Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings	$ 2,430	$ --
Accounts payable	173,287	160,683
Income taxes payable	6,555	6,130
Deferred income tax liabilities	14	472
Accrued liabilities	155,936	172,731
Total current liabilities	338,222	340,016
Long-term debt, less current portion	850,000	710,000
Deferred income tax liabilities	82,449	85,031
Other liabilities	116,190	101,211
Total liabilities	1,386,861	1,236,258
Stockholders' equity	1,153,104	1,160,944
Total liabilities and stockholders' equity	$ 2,539,965	$ 2,397,202

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	September 30,
(Unaudited - in thousands)	2015	2014
Net cash provided by operating activities	$ 287,429	$ 268,083

Cash flows from investing activities:
Payments for property, plant, and equipment	(286,612)	(207,106)
Proceeds from sale of other assets	2,529	1,277
Net cash used in investing activities	(284,083)	(205,829)

Cash flows from financing activities:
Cash dividends paid	(24,646)	(21,263)
Proceeds from sales of treasury stock	8,400	9,772
Payments for repurchases of common stock	(157,160)	(141,488)
Excess tax benefits from stock compensation	6,959	3,751
Proceeds from the issuance of long-term debt	--	250,000
Payments of long-term debt	--	(300,000)
Borrowings on revolving lines of credit and short-term borrowings	999,971	431,071
Payments on revolving lines of credit and short-term borrowings	(856,610)	(221,069)
Payment of debt financing costs	(2,359)	(1,297)
Net cash provided by (used in) financing activities	(25,445)	9,477
Effect of exchange rate changes on cash and cash equivalents	(10,986)	(5,000)
Net change in cash and cash equivalents	(33,085)	66,731
Cash and cash equivalents at beginning of period	115,287	48,556
Cash and cash equivalents at end of period	$ 82,202	$ 115,287

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2015	2014	2015	2014
Net sales:
Aerospace	$ 335,207	$ 318,209	$ 1,160,883	$ 1,084,025
Energy	227,418	247,238	877,420	917,215
Total consolidated net sales	$ 562,625	$ 565,447	$ 2,038,303	$ 2,001,240
Segment earnings**:
Aerospace	$ 59,964	$ 57,005	$ 187,747	$ 159,200
As a percent of segment sales	17.9%	17.9%	16.2%	14.7%
Energy	29,530	35,116	126,641	134,278
As a percent of segment sales	13.0%	14.2%	14.4%	14.6%
Total segment earnings	89,494	92,121	314,388	293,478
Nonsegment expenses	(13,478)	(12,542)	(49,362)	(43,701)
EBIT	76,016	79,579	265,026	249,777
Interest expense, net	(7,289)	(4,503)	(24,077)	(22,533)
Consolidated earnings before income taxes	$ 68,727	$ 75,076	$ 240,949	$ 227,244

Payments for property, plant and equipment	$ 95,747	$ 102,576	$ 286,612	$ 207,106
Depreciation expense	12,267	11,590	45,994	43,773
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2015	2014	2015	2014
Net earnings	$ 50,060	$ 51,662	$ 181,452	$ 165,844
Income taxes	18,667	23,414	59,497	61,400
Interest expense	7,509	4,585	24,864	22,804
Interest income	(220)	(82)	(787)	(271)
EBIT	76,016	79,579	265,026	249,777
Amortization of intangible assets	7,215	8,082	29,241	33,580
Depreciation expense	12,267	11,590	45,994	43,773
EBITDA	$ 95,498	$ 99,251	$ 340,261	$ 327,130

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2015	2014	2015	2014

Net cash provided by operating activities	$ 120,109	$ 84,193	$ 287,429	$ 268,083
Payments for property, plant, and equipment	(95,747)	(102,576)	(286,612)	(207,106)
Free cash inflow / (outflow)	$ 24,362	$ (18,383)	$ 817	$ 60,977

CONTACT: Don Guzzardo
         Director, Investor Relations & Treasury
         970-498-3580
         Don.Guzzardo@woodward.com